EXHIBIT 21- SUBSIDIARIES OF REGISTRANT


         The following is a list of all subsidiaries of the Company and the jurisdiction in which they were organized. Each subsidiary does business under its own name.


NAME                                             JURISDICTION WHERE ORGANIZED

American Public Life Insurance Company.                   Mississippi

DentaCare Marketing & Administration.                     Louisiana